Robert Sarver
Chairman & Chief Executive Officer
rsarver@westernalliancebank.com

February 14, 2017

Subject:     Terms of Employment

Dear Jim:

This letter sets forth our agreement regarding the terms of your employment to fill the newly created position of EVP and Chief Operating Officer of Western Alliance Bank ("WAB") and Western Alliance Bancorporation ("WAL") (collectively WAB and WAL are the "Company").

Position/Duties:
You will serve as Executive Vice President and Chief Operating Officer of the Company and will report to Robert Sarver, the Company's Chairman & CEO. Start of employment shall be no later than April 1, 2017 ("Employment Date"). You will supervise RISK MANAGEMENT, IT/OPERATIONS and model management including DFAST models, subject to the oversight of Mr. Sarver and the WAL Board of Directors. You will also serve as a director on the WAB Board[1] and a member of the Executive Management Committee (EMC).

Cash Based Compensation:
Beginning on your Employment Date, your cash based compensation for 2017 will consist of one $250,000 signing bonus, and regular bi-weekly payments of $10,810.82, on the Company's regular payroll schedule and subject to all applicable withholding. Beginning on January 1, 2018, your cash based salary will be $600,000 annually, payable on the Company's regular payroll schedule and subject to all applicable withholding.

Long Term Incentive:
Beginning on January 1, 2018, you will be eligible for annual grants of restricted stock under WAL's 2005 Stock Incentive Plan (as amended) in accordance with our standard compensation policies and practices as these may change from time to time. Your 2017 equity grant will consist of 4,455 shares of performance-based restricted stock and with a one year performance target of $2.03 EPS, and a three year vesting schedule. If the targeted EPS is achieved in 2017, those shares will vest 50% at the end of year two and 50% at the end of year three. You will also be granted 4,950 shares of performance-based stock units with a three year performance period. The performance-based stock units will cliff vest at the end of a three year performance period if the cumulative EPS and relative TSR thresholds are achieved.

[1]	The Company does not pay directors who are also employees of the Company additional compensation for their service as directors.

Jim Haught
February 14, 2017

Annual Bonus:
You will be eligible to participate in the WAL Annual Bonus Plan and will be eligible for an annual cash award based on the Company's annual performance relative to pre-established targets that are subject to the WAL Compensation Committee's review and approval. As EVP/COO of the Company, your target bonus for 2017 will be 100% of your Cash-Based Compensation.

Auto Allowance:	You will be eligible for a monthly auto allowance beginning April 1, 2017 equal to $l,000/month.

Moving Allowance:
The Company will reimburse you for related moving expenses in connect with your move to Phoenix. This will include: moving of household goods from your current location to Phoenix, AZ and temporary living expenses for up to 180 days if necessary. We will reimburse you for house hunting trips (up to 2) for you and your family to secure a residence in the area.

Benefits:
Subject to proper documentation and applicable Company policies, you will be reimbursed for ordinary and necessary business expenses. You will be able to participate in any group benefits plan established by the Company for which you are or may be eligible, including medical plans, disability insurance plans, life insurance plans, 401(k), restoration plans, profit sharing or other similar plans. You will also be covered as an executive officer under the Company's D&O insurance policy. These benefits are governed by the terms and conditions contained in the applicable plans or policies, and they are subject to change or discontinuation at any time.

No Restrictions:
You represent and warrant that you are not subject to any non competition, non-solicitation or similar obligations to any former employer that could impair your ability to perform your duties and responsibilities in connection with the Company. In addition, you agree that you will not use or disclose any confidential or proprietary information of any former employer in performing these duties and responsibilities. You also agree to execute such documentation and to comply with such procedures as the Company may require or establish from time to time to confirm the above representations and warranties and ensure your compliance with these obligations.

Termination without Cause:
In the event you are terminated by the Company without Cause prior to March 3 1, 2018, upon your execution of a release in an agreed upon form, the Company shall pay you the amount of Cash-Based Compensation you would have otherwise received if you had continued to be employed with the Company through March 31, 2018.

Confidentiality:
You agree to hold in the strictest confidence all confidential business information of the Company, including, without limitation, information relating to customers, employees, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company and will not disclose or communicate (directly or indirectly) any such information to any other person, firm or corporation in any manner whatsoever without the Company's prior written consent.

Governing Law:
The terms of your employment shall be governed by the laws of the State of Arizona for so long as you are an employee of WAL and, thereafter, by the laws of the State in which WAL's successor in interest has its main office.

Agreement:	The Company will enter into an agreement that includes the terms outlined in this offer letter, and in a form agreed to by you and the Company, prior to your Employment Date.

Employment Policies:
You agree to observe and comply with all applicable Company policies and guidelines, including, without limitation, WAL's Employee Guide, Code of Business Conduct and Ethics, and Related Party Transactions Policy. Specifically, you will ensure that your direct and indirect interests in Exequor Group are adequately disclosed to the Company as of the Employment Date, and that you will avoid any actual or perceived conflicts of interest between you and the Company.

Screening:	Your employment and these terms are subject to your successful completion of WAL's drug testing, fingerprinting and other preemployment background check requirements.

Jim Haught
February 14, 2017

If you agree to these terms, please sign where indicated below.

Sincerely,

/s/ Robert Sarver

AGREED:

/s/ Jim Haught

Dated:     2/21/2017